                                                                    EXHIBIT 12




                       PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

                                               Three                            Year Ended April 30
                                           Months Ended       --------------------------------------------------------
                                           July 31, 1995        1995        1994        1993        1992        1991
                                           -------------        ----        ----        ----        ----        ----

Income from continuing operations
   before income taxes                        $   31,663   $ 121,318   $ 109,796   $  94,238   $  83,117   $  77,759
Add:
   Interest expense                               60,631     194,196     162,108     193,935     237,058     302,853
   Interest portion of rentals*                    1,956       8,065       9,088       8,456       8,665       7,796
                                                 -------    --------    --------    --------    --------    --------
Earnings available for fixed charges          $   94,250   $ 323,579   $ 280,992   $ 296,629   $ 328,840   $ 388,408
                                                 =======    ========    ========    ========    ========    ========

Fixed charges:
   Interest expense                           $   60,631   $ 194,196   $ 162,108   $ 193,935   $ 237,058   $ 302,853
   Interest portion of rentals*                    1,956       8,065       9,088       8,456       8,665       7,796
                                                 -------    --------    --------    --------    --------    --------
                                              $   62,587   $ 202,261   $ 171,196   $ 202,391   $ 245,723   $ 310,649
                                                 =======    ========    ========    ========    ========    ========
Ratio of earnings to fixed charges                  1.51        1.60        1.64        1.47        1.34        1.25
                                                 =======    ========    ========    ========    ========    ========

*Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.